AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED DECEMBER 3, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On December 3, 2012, our net asset value (“NAV”) per institutional share is $9.805 and our NAV per retail share is $9.890.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of November 1, 2012:	$7,683,343.97
Net Assets as of December 3, 2012:
Real Estate Properties, at Fair Value	$27,169,934.08
Non-Real Estate Assets(1)
Cash and Cash Equivalents	964,980.84
Subscriptions Receivable	—
Prepaid Organizational and Other Costs	4,318,665.88
Total Net Assets	32,453,580.80
Liabilities
Financing	21,370,958.48
Deferred Revenue	112,454.68
Other Liabilities(1)	2,942,218.45
Total liabilities	24,425,631.61
Net Asset Value	$8,027,949.19

(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
November 2, 2012	$9.799	$9.878
November 5, 2012	$9.800	$9.879
November 6, 2012	$9.800	$9.879
November 7, 2012	$9.800	$9.880
November 8, 2012	$9.801	$9.880
November 9, 2012	$9.801	$9.881
November 12, 2012	$9.802	$9.882
November 13, 2012	$9.802	$9.882
November 14, 2012	$9.802	$9.883
November 15, 2012	$9.802	$9.883
November 16, 2012	$9.802	$9.884
November 19, 2012	$9.803	$9.885
November 20, 2012	$9.803	$9.885
November 21, 2012	$9.803	$9.886
November 23, 2012	$9.804	$9.886
November 26, 2012	$9.804	$9.888
November 27, 2012	$9.805	$9.888
November 28, 2012	$9.805	$9.888
November 29, 2012	$9.805	$9.889
November 30, 2012	$9.805	$9.889
December 3, 2012	$9.805	$9.890